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FORM 4                                                     OMB APPROVAL
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[ ] Check this box if no                            OMB Number:      3235-0287
    longer subject to                               Expires: December 31, 2001
    Section 16. FORM 4                              Estimated average burden
    or FORM 5 obligations                           hours per response.... 0.5
    may continue. SEE                               --------------------------
    Instruction 1(b).


                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                 STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

   Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935
            or Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
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 1. Name and Address of Reporting Person*      2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person(s)
  Ingram          Clark               A.          TEAM, INC.   (TMI)                           to Issuer (Check all applicable)
---------------------------------------------  ----------------------------------------------       Director         10% Owner
  (Last)          (First)          (Middle)    3. IRS Identification      4. Statement for      ----              ---
                                                  Number of Reporting        Month/Year         XXX Officer (give    Other (Specify
 200 Hermann Drive                                Person, if an entity     October 2002         ----        title ---       below)
---------------------------------------------     (voluntary)             -------------------               below)
                 (Street)                                                 5. If Amendment,
   Alvin             TX             77511                                    Date of Original     Vice President
---------------------------------------------     --------------------       (Month/Year)         --------------------------------
  (City)           (State)           (Zip)                                                   7. Individual or Joint/Group Filing
                                                                             -------------      (Check Applicable Line)
                                                                                                  X Form filed by One Reporting
                                                                                                 ---   Person
                                                                                                    Form filed by More than One
                                                                                                 ---   Reporting Person

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                                               TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security         2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-      7. Nature
  (Instr. 3)                     action      tion         or Disposed of (D)           curities Benefi-    ship           of In-
                                 Date        Code         (Instr. 3, 4 and 5)          cially Owned at     Form:          direct
                                             (Instr. 8)                                End of Month        Direct         Benefi-
                                (Month/                                                (Instr. 3 and 4)    (D) or         cial
                                 Day/        ------------------------------------                          Indirect       Owner-
                                 Year)       Code    V     Amount  (A) or   Price                          (I)            ship
                                                                   (D)                                     (Instr. 4)     (Instr. 4)
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COMMON STOCK                  10/16/02P                    4,500    A        $3.50
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COMMON STOCK                  10/16/02S                    4,500    D        $8.05       3,000               D
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FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities Ac-   Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr. 8)  quired (A) or    Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/                   Disposed of (D)  (Month/Day/                           Secur-
                             ative        Year)                  (Instr. 3, 4,    Year)                                 ity
                             Security                            and 5)                                                 (Instr. 5)
                                                                                -----------------------------------
                                                                                Date    Expira-               Amount or
                                                    --------------------------  Exer-   tion       Title      Number of
                                                    Code  V      (A)    (D)     cisable Date                  Shares
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COMMON STOCK OPTIONS           $3.50   10/16/02     X           ---    4,500    Var.  01/29/08  COMMON STOCK  4,500     $3.50
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1. Title of Derivative    9. Number of           10. Ownership               11. Nature of
   Security                  Derivative              Form of                     Indirect
   (Instr. 3)                Securities              Derivative                  Beneficial
                             Beneficially            Security                    Ownership
                             Owned at End            Beneficially                (Instr. 4)
                             of Month                owned at end of
                             (Instr. 4)              of month.
                                                     (Instr. 4)


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COMMON STOCK OPTIONS            23,500                    D                         ------
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Explanation of Responses:

         /S/ CLARK A. INGRAM        10/16/02
    ------------------------------- --------
    **Signature of Reporting Person   Date


     Reminder:   Report  on  a  separate  line  for  each  class  of  securities beneficially owned directly or indirectly.

*    If the form is filed by more than one  reporting  person,  see  Instruction
     4(b)(v).

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.